UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 12, 2025

BLUE OWL CREDIT INCOME CORP.

(Exact Name of Registrant as Specified in Charter)

Maryland	814-01369	85-1187564
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

399 Park Avenue
New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 419-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 – Entry into to a Material Definitive Agreement

On August 12, 2025 (the “Closing Date”), Core Income Funding IX LLC (“Core Income Funding IX”), a Delaware limited liability company and a newly formed subsidiary of Blue Owl Credit Income Corp., a Maryland corporation (the “Company” or “us”) entered into a Revolving Credit and Security Agreement (the “Secured Credit Facility”), with Core Income Funding IX, as borrower, BNP Paribas, as administrative agent, State Street Bank and Trust Company, as collateral agent, and the lenders party thereto.

From time to time, the Company expects to sell and contribute certain investments to Core Income Funding IX pursuant to a Sale and Contribution Agreement by and between the Company and Core Income Funding IX. No gain or loss will be recognized as a result of the contribution. Proceeds from the Secured Credit Facility will be used to finance the origination and acquisition of eligible assets by Core Income Funding IX, including the purchase of such assets from the Company. The Company retains a residual interest in assets contributed to or acquired by Core Income Funding IX through its ownership of Core Income Funding IX. The initial maximum principal amount which may be borrowed under the Credit Facility is $300 million; the availability of this amount is subject to a borrowing base test, which is based on the value of Core Income Funding IX’s assets from time to time, and satisfaction of certain conditions, including an overcollateralization test, coverage tests, collateral quality tests, and certain concentration limits.

The Secured Credit Facility provides for the ability to draw and redraw revolving loans under the Secured Credit Facility for a period of up to 3 years after the Closing Date. Unless otherwise terminated, the Secured Credit Facility will mature on August 12, 2030 (the “Stated Maturity”). Prior to the Stated Maturity, proceeds received by Core Income Funding IX from principal and interest, dividends, or fees on assets must be used to pay fees, expenses and interest on outstanding borrowings, and the excess may be returned to the Company or reinvested to purchase new assets, subject to certain conditions. On the Stated Maturity, Core Income Funding IX must pay in full all outstanding fees and expenses and all principal and interest on outstanding borrowings, and the excess may be returned to the Company.

Amounts drawn bear interest at a reference rate (initially SOFR) plus an applicable margin equal to 1.95% per annum. The undrawn amount of the aggregate revolving commitment not subject to such spread payment is subject to an undrawn fee of, after the first three months after the Closing Date, a range of 0.50% per annum to 1.50% per annum based on the undrawn amount. The facility is subject to a prepayment fee for the first two years after the Closing Date. Certain additional fees are payable to BNP Paribas as administrative agent.

The Secured Credit Facility contains customary covenants, including certain maintenance covenants, and events of default. The Secured Credit Facility is secured by a perfected first priority security interest in the assets of Core Income Funding IX and on any payments received by Core Income Funding IX in respect of those assets. Assets pledged to the lenders will not be available to pay the debts of the Company.

Borrowings of Core Income Funding IX are considered the Company’s borrowings for purposes of complying with the asset coverage requirements under the 1940 Act.

The description above is only a summary of the material provisions of the Secured Credit Facility and is qualified in its entirety by reference to the agreements which are filed as Exhibits 10.1 and 10.2 to this current report on Form 8-K and are incorporated herein by reference.

Item 2.03 – Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Credit Agreement, dated as of August 12, 2025, among Core Income Funding IX LLC, as Borrower, BNP Paribas, as Administrative Agent, State Street Bank and Trust Company, as Collateral Agent.

10.2	Sale and Contribution Agreement, dated as of August 12, 2025, between Blue Owl Credit Income Corp., as Seller and Core Income Funding IX LLC, as Purchaser.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Blue Owl Credit Income Corp.

Date: August 18, 2025	By:	/s/ Jonathan Lamm
Jonathan Lamm Chief Operating Officer and Chief Financial Officer